Exhibit (a)(5)(ii)

The Mexico Fund, Inc.

CONTACT:	Eduardo Solano Investor Relations Vice President The Mexico Fund, Inc. 011-52-55-5282-8900

CONTACT:	Patricia Baronowski The Altman Group 212-400-2604

FOR IMMEDIATE RELEASE

THE MEXICO FUND, INC. PUBLISHES PORTFOLIO OF INVESTMENTS IN

CONNECTION WITH IN-KIND TENDER OFFER

Washington, D.C., October 5, 2009 — The Mexico Fund, Inc. (NYSE: MXF) (“the Fund”) published the composition of its portfolio of investments as of October 5, 2009, the Expiration Date for its In-Kind Tender Offer (the “Offer”), which began September 3, 2009 and expires today at 11:59 pm New York City time (“Expiration Date”). The terms and conditions of the Offer are set forth in the Fund’s Offer Notice dated September 3, 2009 and the related documents which were mailed to stockholders of record of the Fund as of August 31, 2009.

Under the terms of the Offer, the Fund has offered to purchase up to 15% of the Fund’s outstanding shares at a price equal to 98% of the Fund’s net asset value per share (“NAV”) on the Expiration Date in exchange for a pro-rata portion of the Fund’s portfolio securities. If the total number of Fund shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 15% of outstanding shares, the Fund will purchase all Fund shares tendered. However, if the number of Fund shares properly tendered and not withdrawn prior to the Expiration Date exceeds 15% of outstanding shares, the Fund will purchase tendered shares on a pro-rata basis. There can be no assurance that the Fund will be able to purchase all the shares that a stockholder has tendered. The Offer is not conditioned upon the tender of any minimum number of shares. The Fund will issue a press release announcing the preliminary results of the Offer as soon as that information becomes available.

Stockholders who choose to participate in the Offer will receive as proceeds a pro-rata portion of each of the securities provided in the table below and cash. The proceeds shall be equal in value on the Expiration Date to the number of shares repurchased by the Fund, multiplied by 98% of the Fund’s net asset value per share in U.S. dollars determined at the close of the regular trading session of the New York Stock Exchange today, and adjusted to avoid distribution of fractional shares and/or odd lots, which will be rounded up or down.

The value and the percentage of the Fund’s net assets represented by each of the portfolio securities distributed as proceeds may decrease or increase between the Expiration Date of the Offer and your actual receipt of the portfolio securities distributed as proceeds. Participating stockholders are reminded that certain Mexican securities brokers or custodians may choose not to accept repurchase offer proceeds on behalf of participating stockholder clients or may delay acceptance of proceeds until certain additional instructions and confirmations required by such Mexican securities brokers or custodians are received. Accordingly, participating stockholders are advised to consult with their Mexican securities broker or custodian and submit any additional instructions or confirmations before the Expiration Date or as quickly as possible thereafter to avoid any delay in payment.

The Offer is not part of a plan to liquidate the Fund. Stockholder participation is not mandatory. Stockholders can continue to purchase and sell Fund shares in cash transactions on the New York Stock Exchange.

This announcement is not an offer to purchase or a solicitation of an offer to tender shares of the Fund. The Offer was made only by the Offer Notice and the related documents. Holders of Fund shares are urged to read these documents carefully because they contain important information. These and other filed documents are available to investors free of charge both at www.sec.gov and from the Fund at www.themexicofund.com in the section entitled “Corporate Actions.” The Offer is not extended to (nor will tenders be accepted from or on behalf of) holders of Fund shares in any jurisdiction in which the offering of the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. Changes may be made in the manner of paying proceeds to the extent necessary to accommodate restrictions in certain jurisdictions. To the extent that the securities laws of any jurisdiction required the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to have been made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

For further information, contact the Fund’s Investor Relations office at 011-52-55-5282-8900, or by e-mail at investor-relations@themexicofund.com. Stockholders may also contact Georgeson Inc., the Information Agent for the Offer, at (888) 877-5373.

www.themexicofund.com

The Mexico Fund, Inc.

Schedule of Investments

as of October 5, 2009 (Unaudited)

			Percent of
Shares Held	Common Stock - 90.80%	Value	Net Assets

	Airports
2,530,748	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	$3,755,591	0.96%
1,000,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	4,370,409	1.12

		8,126,000	2.08

	Beverages
2,800,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	12,708,199	3.25
2,896,000	Grupo Modelo, S.A.B. de C.V. Series C	12,333,318	3.16

		25,041,517	6.41

	Building Materials
16,485,000	Cemex, S.A.B. de C.V. Series CPO	20,563,863	5.27
2,818,400	Grupo Cementos de Chihuahua, S.A.B. de C.V. Series *	7,350,367	1.88
536,900	Grupo Lamosa, S.A.B. de C.V. Series *	319,489	0.08

		28,233,719	7.23

	Chemical Products
6,913,933	Mexichem, S.A.B. de C.V. Series *	10,275,409	2.63

	Commercial Banks
1,240,600	Banco Compartamos, S.A., Institución de Banca Múltiple Series O	4,413,007	1.13

	Construction and Infrastructure
5,949,533	Empresas ICA, S.A.B. de C.V. Series *	13,851,065	3.55

	Consumer Products
3,181,280	Kimberly-Clark de México, S.A.B. de C.V. Series A	13,001,367	3.33

	Financial Groups
3,600,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	11,557,449	2.96

	Food
2,715,000	Grupo Bimbo, S.A.B. de C.V. Series A	14,660,043	3.76

	Health Care
1,539,000	Genomma Lab Internacional, S.A.B de C.V. Series B	2,335,861	0.60

	Holding Companies
1,658,500	Alfa, S.A.B. de C.V. Series A	8,299,810	2.13
2,975,000	Grupo Carso, S.A. de C.V. Series A1	9,201,256	2.36

		17,501,066	4.49

	Housing
3,091,900	Corporación Geo, S.A.B. de C.V. Series B	8,379,385	2.15
2,134,200	Urbi Desarrollos Urbanos, S.A.B. de C.V. Series *	4,225,440	1.08

		12,604,825	3.23

	Media
4,314,400	Grupo Televisa, S.A.B. Series CPO	15,553,013	3.99
2,734,500	Megacable Holdings S.A.B. de C.V. Series CPO	5,323,556	1.36

		20,876,569	5.35

	Mining
13,806,888	Grupo México, S.A.B. de C.V. Series B	25,915,809	6.64

	Retail
4,982,982	Grupo Famsa, S.A.B. de C.V. Series A	7,709,492	1.97
13,889,093	Wal-Mart de México, S.A.B. de C.V. Series V	47,620,039	12.20

		55,329,531	14.17

			Percent of
Shares Held	Common Stock - 90.80%	Value	Net Assets

	Steel
1,646,500	Industrias CH, S.A.B. de C.V. Series B	5,558,087	1.42

	Stock Exchange
7,158,533	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	9,066,493	2.32

	Telecommunications Services
33,103,366	América Móvil, S.A.B. de C.V. Series L	72,471,371	18.56
5,073,500	Axtel, S.A.B. de C.V. Series CPO	3,652,681	0.94

		76,124,052	19.50

	Total Common Stock	$354,471,869	90.80

Securities	SHORT-TERM SECURITIES - 9.80%
Principal Amount
	Repurchase Agreements
31,043,075	BBVA Bancomer, S.A., 4.10%, dated 10/05/09, due 10/06/09 repurchase price $31,046,610, collateralized by Bonos del Gobierno Federal.	$31,043,075	7.95%

	Time Deposits
	Comerica Bank., 0.07%, dated 10/05/09, due 10/06/09	7,199,723	1.85

		38,242,798	9.80

	Total Short-Term Securities	38,242,798	9.80

	Total Investments	392,714,667	100.60
	Other Liabilities in Excess of Assets	(2,335,601)	(0.60)

	Net Assets Equivalent to $22.95 per share on 17,013,315 shares of capital stock outstanding	$390,379,066	100.00%

The Mexico Fund, Inc. is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Mexico Fund or any other person that the events or circumstances described in such statement are material.

END OF PRESS RELEASE